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                       [REGISTER.COM LOGO]




                                                       Start Date: June 11, 2001


Michael D. Pollack
180 Rock Creek Lane
Scarsdale, NY  10583

June 8, 2001

RE: Offer Letter

This will confirm our offer of employment and the terms of your employment by Register.com, Inc. (the "Company" or "Employer").

         1. Position and Duties. You will be employed by the Company as an "at will" employee, with the title of General Manager and Vice President - Strategy. Your duties as General Manager will be as directed by, and you will initially report directly to the President and Chief Executive Officer, although from the time that the Company hires a Chief Operating Officer, you will report to him/her. In your duties as Vice President - Strategy you will work closely with the executive management team -- Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer -- and you will report to the Chief Executive Officer.

         2. Base Salary. You will be paid a base salary at the annual rate of $200,000, payable on a bi-weekly basis, less applicable withholdings, based upon full time employment with the Company and commencing on the date you start your full time employment.

         3. Senior Executive Bonus. You will be eligible to receive a senior executive bonus payable in February of each year based upon to be determined metrics. The value of the bonus for any particular year will be up to $150,000. Any bonus to be paid in February of 2001 would be pro-rated to reflect the portion of service for the calendar year 2001. You must be actively employed by the Company at such time to receive the senior executive bonus awarded to you. The senior executive bonus is subject to applicable withholdings.

         3A. Sign-on Bonus. In full satisfaction of certain consulting services that you have provided the company the Company will pay you a signing bonus of $5,000.00 payable within 15 days of your start date and subject to applicable withholdings.

         4. Review. You will be reviewed annually during January or February.

         5. Vacation and Benefits Packages. You will be eligible to participate in the Company's standard vacation and benefit packages and all subsequent revisions thereto as in effect from time to time. In no event, however, shall you receive less than three weeks of vacation for every year that you work. Therefore, your vacation allowance will accrue at the rate of 1.25 days per month.


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Michael D. Pollack
June 8, 2001


         6. Medical Insurance. You and your immediate family will be eligible to participate in the firm's current medical insurance program immediately upon your start date.

         7. Stock Options. Subject to approval of the Compensation Committee of the Board of Directors, you shall receive the right (the "Option") to purchase 120,000 shares of common stock of the Company at the price to be set forth in the Stock Option Agreement. The Option shall not vest nor be exercisable until six months from the date that you commence full time employment with the Company (the "Blackout Period"). At the expiration of the Blackout Period, the Option shall vest and become exercisable monthly as to approximately 1/42nd of all shares of common stock subject to the Option. The Option is subject to the standard terms and conditions of the Company's 2000 Stock Incentive Plan; however, you understand that a portion of your stock options will most likely be treated as non-qualified stock options (NQSO).

         8. Restricted Stock Grant. Subject to approval of the Compensation Committee of the Board of Directors, as of your start date you will be given the opportunity to purchase, under our 2000 Stock Incentive Plan, a number of shares of Company common stock equal to $50,000.00 divided by the closing price of our stock on NASDAQ on your start date (the "Restricted Stock"). (The number of shares will be rounded up, if necessary, to avoid the issuance of fractional shares.) The purchase price will be equal to the par value of the shares. These shares will be purchased subject to the Company's right to repurchase at the purchase price, which will expire on the third anniversary of your start date assuming you are still employed by us on that date. This stock purchase will be subject to the terms and conditions of a stock issuance agreement, which you must sign as a condition of receiving the shares.

         9. Employment Relationship. This Is Not A Contract of Employment. Notwithstanding any provision of this agreement, either party can terminate Employee's employment at any time with or without cause. Advance notice by either party is to be given to the other party according to the following schedule:

     During the first three (3) months of your employment     None
     After three (3) months of employment                     Thirty (30) days


provided, however, the Company shall not be required to provide any prior notice where the Employee's employment is being terminated for "Cause." For purposes of this letter, "Cause" is defined as (i) your breach of the terms of your employment or proprietary information agreement; (ii) your commission of any felony or any crime involving moral turpitude; (iii) your breach of a fiduciary duty or material policy of the Company; (iv) your commission of a dishonest act or common law fraud against the Company; (v) gross negligence or willful misconduct in connection with your position, (vi) your continual failure or refusal to perform any duties reasonably required in the course of your employment; (vii) your refusal to take or fail to satisfactorily to complete any screening test for illegal drugs and controlled substances that may be administered; or (viii) your engagement in misconduct in bad faith which is materially injurious to the Company.


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Michael D. Pollack
June 8, 2001


         10. Severance. Notwithstanding that your status would be as an at-will employee, in the event the Company terminates your employment without Cause at any time following the start date of your employment, you will be eligible to receive the base salary to which you would have been entitled to receive for a period of two (2) months from the effective date termination.

         11. PINN Agreement. In order to accept this offer of employment, you must sign a counterpart of this offer letter and execute and deliver the Proprietary Information, Inventions and Non-Solicitation Agreement in the form attached hereto as Exhibit A.

         12. Governing Law. This offer will be governed by the laws of the State of New York, without reference to any conflicts of law principles, and any action, suit or proceeding arising under or out of this agreement or any of the transactions or relationships contemplated hereby will be resolved solely in the state or federal courts located in New York County in the State of New York. We both hereby submit to the jurisdiction of such court for such purpose.

         13. Complete Understanding. This letter represents your complete understanding of the terms of employment that have been offered to you and you are not relying on any discussions or agreements outside of this letter, other than as indicated above. Changes in the terms of your employment may be modified only in a document signed by the parties and referring explicitly hereto.

         14. Duration of Offer. The offer outlined herein expires if not accepted in writing by countersignature below on or prior to 5 P.M. Eastern Standard Time on June 11, 2001.

         15. If the above accurately reflects our agreement, kindly so signify by signing the enclosed copy of this letter in the space provided below and returning it to the undersigned.


Michael D. Pollack                          Register.com, Inc.


/s/ Michael D. Pollack                      /s/ Richard D. Forman
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